EXHIBIT 99.1

                               FLEXIBLE SOLUTIONS

NEWS RELEASE
May 15, 2013


               FSI ANNOUNCES FIRST QUARTER, 2013 FINANCIAL RESULTS

   Conference call scheduled for Thursday May. 16th, 11:00 a.m. Eastern time,
                             8:00 a.m. Pacific Time
                            See dial in number below


VICTORIA, BRITISH COLUMBIA, May 15, 2013 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the first quarter (Q1) ended March 31, 2013.

Mr. Daniel B. O'Brien, CEO, states, "The decrease in first quarter revenue is largely a result of the aftereffects of last season's drought. We believe that agriculture distributors have delayed orders this spring in response to last year's weather and the cold, wet start to this year's planting. With regard to revenue forecasting, given the news of the continued economic contraction in Europe, and worries of adverse weather conditions in the US, it is simply too difficult and unrealistic to give numerical revenue guidance at this time. We do have very early indications that Q2 may recoup most of the revenue decline experienced in Q1 and we continue to predict that full year [FY] 2013 revenue is expected to be higher than FY 2012. Revenue forecasts will be updated at each financial reporting date." Mr. O'Brien continues, "As a result of the seasonality of the agriculture and swimming pool markets, FSI's sales have tended to be larger during the first half of the year, causing higher accounts receivable, and lower cash and inventory numbers. This does not affect the Company's ability to grow given its strong working capital position including, a largely untapped, $6.4million line of credit with a Chicago based bank."


o Sales in the first quarter (Q1) were $4,504,536, down approximately 13% when compared to sales of $5,194,071 in the corresponding period a year ago. The financials show a Q1, 2013 net profit of $65,161, or $0.00 per share compared to a net profit of $222,660, or $0.02 per share in Q1, 2012.

o Basic weighted average shares used in computing per share amounts in Q1 were 13,169,991 for both 2013 and 2012.

o Non-GAAP operating cash flow: For the 3 months ending March 31, 2013, net income reflects $353,071 of non-cash charges (depreciation and stock option expenses), income tax ($58,000) as well as gain on sale of equipment and interest income ($2,057) which are items not related to operating or current operating activities. When these items are removed, the Company shows operating cash flow of $474,176, or $0.4 per share. This compares with operating cash flow of $1,118,964, or $0.08 per share, in the corresponding 3 months of 2012 (see the table that follows for details of these calculations).


The NanoChem division continues to produce most of FSI's revenue and cash flow. New opportunities continue to arise that may further increase sales in this division.

* CEO, Dan O'Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Thursday May 16th to discuss the Company's financials. Call 1-877-941-0844 (or 1-480-629-9835). The conference call title, "First Quarter Financials," may be requested.*

The above information and following table contain supplemental information regarding income and cash flow from operations for the 3 months ended March 31, 2013. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                      Consolidated Statement of Operations
           For 3 Months Ended March 31 (3 Months Operating Cash Flow)
                                   (Unaudited)
-------------------------------------------------------------------------------
                                                 3 months ended March 31
                                                  2013             2012
                                                 -----------------------

Revenue                                        $ 4,504,536      $ 5,194,071
Income before income tax - GAAP                $   123,161      $   782,660
Income tax(net) - GAAP                         $    58,000 a    $   560,000
Net income (loss) - GAAP                       $    65,161      $   222,660
Net income (loss) per common share - basic. -
  GAAP                                         $         0      $      0.02
3 month weighted average shares used in
computing per share amounts - basic.-  GAAP     13,169,991       13,169,991


                                                 3 month Operating Cash Flow
                                                         Ended March 31
                                                 ---------------------------

Operating Cash flow (3months). NON-GAAP         $ 474,176 b      $ 1,118,964 b

Operating Cash flow per share excluding non-
  operating items and items not related to
  current operations (3 months) - basic.
  NON-GAAP                                      $     0.04 b     $      0.08 b
Non-cash Adjustments (3 month)                  $  353,071 c     $   338,882 c

Shares (3 month basic weighted average) used
  in computing per share amounts - basic GAAP   13,169,991        13,169,991
-------------------------------------------------------------------------------

Notes: certain items not related to "operations" of the Company have been excluded from net income as follows.

a) GAAP - as of January 2013 the accumulated loss and expenses resulting from the Alberta division can be used to reduce taxable income from the Illinois division.

b) Non-GAAP - amounts exclude certain non-cash items (depreciation and stock option expense totaling: 2013 = 353,071, 2012 = $338,882), net income tax (2013 = $58,000, 2012 = 560,000), gain on the sale of equipment(2013 = 2057,
   2012 = $2,217) and interest income(2012 = $361). See Operating Cash Flow for other adjustments.

c) Non-GAAP - amounts represent depreciation and stock compensation expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Flexible Solutions International
                     615 Discovery Street, Victoria, BC V8T 5G4 CANADA

                                                                    Jason Bloom
                                                              Tel: 250 477 9969
                                                        Toll Free: 800 661 3560
                                                              Fax: 250 477 9912
                                             E-mail: info@flexiblesolutions.com
                                             ----------------------------------


If you have received this news release by mistake or if you would like to be removed from our update list please reply to: alishap@flexiblesolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.